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                                                                   Exhibit 10.24

[Letterhead of Critical Therapeutics, Inc.]




April 19, 2002

Walter Newman, Ph.D.
3 Durham Street, #3
Boston, MA 02115

Dear Walter:

         It is my pleasure to offer you the position of Chief Scientific Officer and Vice President, Research and Discovery at Critical Therapeutics, Inc. ("CTI") and that your start date in this position will be May 1, 2002.

         In this role you will be responsible for the overall scientific leadership for CTI. You will also be responsible for all CTI research and discovery functions to include preclinical and clinical development of therapeutics in to early clinical proof-of-concept/Phase II clinical trials.

         Your compensation will be an annual salary of $230,000 which will be paid semi-monthly. In addition, the Board of Directors grant you the right to purchase 395,000 restricted common shares of CTI stock at $0.10/share. These shares will be in two grants. One grant for 310,000 shares that will vest over four years as follows: 25% (77,500 shares) will vest on the first anniversary of your start date, and the remaining shares will vest monthly at the rate of 1/36 (6,458.334 shares) per month. The second grant of 85,000 shares represents, in part, a signing bonus and is in lieu of a performance based bonus for year one. This second grant will have a five year vesting schedule with 20% vesting on May 1, 2003 and 20% upon each anniversary thereafter until May 1, 2007. CTI will issue you a loan at an interest rate of 4% to enable you to purchase the 395,000 shares. This loan will be repayable in full within one year after CTI's public offering.

         Until CTI adopts medical and dental insurance plans, CTI will pay your existing COBRA payments for your Tufts PPO plan administered by Millennium. Thereafter, CTI will pay for 80% of your medical and dental insurance at CTI.

         CTI will also guarantee that if you are dismissed, without cause, anytime up to your second anniversary you will be given a severance of six month's pay and your stock grants will continue to vest during the severance period. You will be deemed to have been dismissed for "'cause" only if one or more of the following occurs: (1) persistent and willful failure by you to perform your duties after being provided 14 days written notice of such failure and an opportunity to cure; (2) fraud, embezzlement or breach of fiduciary duty that results in a material loss to CTI; or (3) conviction of a felony.


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         Walter, we all look forward to your joining us in this exciting endeavor.

Sincerely,

/s/ CK Mirabelli

Christopher K. Mirabelli, Ph.D.
Acting President

Offer Agreed to By:


/s/ Walter Newman                              4/26/02
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Walter Newman                                  Date